EX 4  statementofpremiumpaid2018  STATEMENT OF  PREMIUM PAID

The  premium  that  has been paid  under  the Bond  covers the  period  from March 17, 2018 to March 17, 2019, for an aggregate coverage amount of $2,000,000. The premium  that has been  paid  for the period from March 17, 2018 to March 17, 2019.